Exhibit 99.3


                         FORM OF STOCK OPTION AGREEMENT
                    (1999 NON-OFFICER EQUITY INCENTIVE PLAN)


Number Options Granted:
Exercise Price:

Grant Date:

Name            NAME
Address         ADDRESS
                CITY, STATE  ZIP


Congratulations on your recent stock option award, which allows you to purchase _______ shares of Providian Financial Corporation stock. The Human Resources Committee of our Board of Directors has approved this option grant, which provides you with incentive compensation directly tied to measured shareholder value. It is our hope that the individuals who play a role in our company's success share in its future as owners.


                                                      /s/ Shailesh J. Mehta
                                                      ---------------------
                                                      Shailesh J. Mehta

Nonstatutory Stock Option Agreement and Acknowledgment

I. Pursuant to the provisions of Providian Financial Corporation's 1999 Non-Officer Equity Incentive Plan (hereinafter called the "Plan"), Providian Financial Corporation (hereinafter called the "Corporation") has on _____________ granted to NAME (hereinafter called the "Grantee"), subject to the terms and conditions of the Plan and subject to the further terms and conditions herein set forth, the right and option to purchase all or any part of _______ shares of Common Stock, par value $0.01, of the Corporation as such Common Stock is presently constituted, at the exercise price of $________ per share, such option to be exercisable from time to time as hereinafter provided. The Plan is incorporated herein by reference and made a part hereof with the same effect as if herein repeated in full.

II. Without limiting the generality of Section I above, it is understood and agreed that the option evidenced hereby is subject to the following conditions:

     A. That the option expires upon the earliest of the following (unless otherwise provided in the Plan):

          (i) immediately upon termination of Grantee's employment for Cause (as defined in the Plan);

          (ii) ninety (90) days after the termination of Grantee's continuous service with the Corporation or an affiliate for any reason other than disability or death;

          (iii)twelve (12) months after the termination of Grantee's continuous service with the Corporation or an affiliate due to his or her death or disability; or

          (iv) the tenth (10th) anniversary of the Grant Date hereof.

     B. That the option shall vest and may be exercised only to the extent of one-third of the total number of optioned shares after the expiration of one year of service following the date the option is granted, and may be exercised only to the extent of two-thirds of the total number of optioned shares after the expiration of two years of service following the date the option is granted, and in full only after the expiration of three years of service after the date the option is granted, provided that vesting shall cease upon termination of Grantee's continuous service with the Corporation or an affiliate. The vesting and exercisability of the option may be accelerated under certain circumstances in the event of certain changes in control of the Corporation or other corporate transactions, as provided in the Plan;

     C. That the option shall not be transferable by the Grantee otherwise than by the Grantee's will or by the laws of descent and distribution, and that the option shall be exercised during the Grantee's lifetime only by the Grantee or the Grantee's guardian or legal representative; and

     D. That until the person electing to exercise the option has given notice of the exercise of the option and paid the exercise price of the optioned shares to be purchased, the person so electing shall possess no rights as a stockholder with respect to any such shares.

III. Neither the execution and delivery hereof nor the granting of the option evidenced hereby shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Corporation or any affiliate of the Corporation to employ the Grantee for any specific period.

IV. In the event that, prior to the delivery by the Corporation of all the shares of Common Stock subject to the option evidenced hereby, the number of outstanding shares of Common Stock of the Corporation shall be changed by reason of certain capitalization adjustments as described in the Plan, the number of shares of Common Stock of the Corporation then remaining subject to the option evidenced hereby and the price per share thereafter payable upon exercise of the option will be appropriately adjusted so as to reflect such change.

V. The Grantee may exercise the vested portion of the option during its term by [delivering a Notice of Exercise (in such form and manner as are designated by the Corporation)] together with payment of the exercise price to [_________________], or such other person as the Corporation may designate, together with such additional documents as the Corporation may then require. The Grantee agrees that, as a condition to any exercise of the option, the Corporation may require the Grantee to enter into an arrangement providing for the payment by the Grantee to the Corporation of any tax withholding obligation of the Corporation arising by reason of the exercise of the option or the disposition of shares of Common Stock acquired upon such exercise.

VI. Any notice required to be given hereunder to the Corporation shall be to _____________, and any notice required to be given hereunder to the Grantee shall be addressed to him/her at the address noted above or such other address supplied by the Grantee, subject to the right of either party hereafter to designate in writing to the other some other address. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope addressed as aforesaid, deposited, postage prepaid, in a Post Office regularly maintained by the United States Government.

VII. The option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the option and those of the Plan, the provisions of the Plan shall control.

Please note:

o ____________ will maintain official records of stock option grants and exercises on behalf of the Corporation.

o This Stock Option Agreement and Acknowledgment form summarizes your grant information. You will not receive a stock option certificate.

o _____________ will hold the original copy of your Stock Option Agreement and Acknowledgment and can provide any necessary information to you if you misplace or lose your copy.

--------------------------------------------------------------------------------

WHAT YOU NEED TO DO

1.   Sign and date the original form.

2.   Keep a copy for your records[, including the attached Notice of Exercise].

3.   Return    the    original    form    in   the    envelope    provided    to
     [                                                         ].



Acknowledged by:



---------------------------------------              -----------
Grantee's Signature                                  Date



[Attachment:  Notice of Exercise]